Exhibit 107

Calculation of Filing Fee Tables

Table 1—Transaction Value

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$163,963,121.40 (1)	0.00014760	$24,200.96 (2)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$163,963,121.40

Total Fees Due for Filing			$24,200.96

Total Fees Previously Paid			$0

Total Fee Offsets			$24,200.96 (3)

Net Fee Due			$0

Table 2—Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		Form S-4	333-275007	October 16, 2023		$24,200.96

Fee Offset Sources	Green Plains Inc.	Form S-4	333-275007		October 16, 2023		$24,200.96 (3)

(1)

This Schedule 13E-3 relates to the registration of shares of Common Stock, par value $0.001 per share (the “GPRE Common Stock”), of Green Plains Inc. (“GPRE”) into which the common units representing limited partner interests (the “GPP Common Units”) in Green Plains Partners LP (“GPP”), will be exchanged. The transaction valuation (the “Transaction Valuation”) is calculated solely for purposes of determining the filing fee in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Transaction Valuation is calculated based on the product of (a) $14.04, the average of the high and low prices of a GPP Common Unit as reported on the Nasdaq on October 12, 2023, which is within five business days prior to the filing of this Schedule 13E-3, and (b) 11,678,285, the estimated maximum number of GPP Common Units that may be exchanged for consideration in the merger that is the subject of this Schedule 13E-3 (the “Merger”), which is the sum of (i) 11,659,736 GPP Common Units estimated to be held by public unitholders of GPP immediately prior to completion of the Merger and (ii) 18,549 GPP Common Units underlying outstanding awards issued under the Green Plains Partners LP 2015 Long-Term Incentive Plan and other plans of GPP or Green Plains Holdings LLC providing for the grant of awards of GPP Common Units (assuming target performance of any such awards that are conditioned upon the satisfaction or attainment of a performance or incentive goal).

(2)	The filing fee, calculated in accordance with Exchange Act Rule 0-11, is calculated by multiplying the Transaction Valuation by 0.00014760.
(3)	GPRE previously paid $24,200.96 upon the filing of its Registration Statement on Form S-4 on October 16, 2023 in connection with the transaction reported hereby.